Exhibit 10.1

May 1, 2006

PERSONAL & CONFIDENTIAL

Mr. J. Daniel Mohr

3427 Netherstone Court

Baldwinsville, New York 13027

Dear Dan:

It is my pleasure to offer you the positions of Treasurer and Chief Financial Officer of Alliance Financial Corporation, and Executive Vice-President and Chief Financial Officer of Alliance Bank, N.A. You will report directly to me as Chief Executive Officer of the Company. Your employment is to be effective Friday, May 5, 2006.

Dan, your compensation will be structured as follows:

•	Annualized base salary of $160,000.
•	A bank owned car will be provided for your use.
•

2,500 shares of Alliance Financial Corporation stock, issued on a restricted basis at market value, to be approved by the Board of Directors at its special meeting, in accordance with the terms of the company’s Long-Term Incentive Compensation Plan.

•	You will be a participant in the Alliance Bank Short-Term Incentive Plan at the executive management level.
•

You will receive a Change of Control Agreement that will pay you an amount equal to your average annual taxable compensation (as defined in Section 4(e) of the Change of Control Agreement) over a two (2) year period, upon the occurrence of a triggering event.

As a full-time employee of Alliance Financial Corporation you will become benefit eligible on the first of the month following your date of hire. You will be eligible to receive three weeks of paid vacation time in 2006 and four weeks annually thereafter. An outline of benefits has been provided to you previously for your general information, though they are subject to revision or change at anytime.

Your employment with Alliance Financial Corporation is an employment at will, and accordingly, either you or the Company may terminate the employment relationship at any time with or without cause.

J. Daniel Mohr

We are required by law to obtain documentation within the first three days of employment that you are eligible to work in the United States. Acceptable documents are listed on the attached sheet. Please provide the documentation on or before your employment date.

Dan, I am pleased to welcome you to Alliance Financial Corporation and look forward to working with you. Please confirm your acceptance of this offer by signing and returning a copy of this letter to me. Should you have any questions prior to your start date, please do not hesitate to contact either myself at 315 475-7551 or Barbara Kasperek, our Human Resources Officer at 315 475-4462.

Sincerely,

/s/ Jack H. Webb

Jack H. Webb

Chairman, President and Chief Executive Officer

Enclosures

Accepted: /s/ J. Daniel Mohr	Date: May 3, 2006

Declined: _______________	Date: ___________